Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2015 FIRST

QUARTER RESULTS

•	Reports First Quarter Earnings per Diluted Share of $0.11 (Including Charges of $0.03 per Diluted Share for Legal and Other Matters)

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., April 28, 2015 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2015 first quarter ended March 29, 2015.

For the fiscal 2015 first quarter, net sales increased to $243.6 million from net sales of $231.3 million for the first quarter of fiscal 2014. Same store sales increased 3.9% for the first quarter of fiscal 2015.

Gross profit for the fiscal 2015 first quarter was $76.7 million, compared to $72.7 million in the first quarter of the prior year. The Company’s gross profit margin was 31.5% in the fiscal 2015 first quarter versus 31.4% in the first quarter of the prior year. The increase in gross profit margin was driven primarily by an increase in merchandise margins of 14 basis points.

Selling and administrative expense increased by $3.6 million for the fiscal 2015 first quarter over the prior year, but was unchanged as a percentage of net sales at 29.8%. The increase in overall selling and administrative expense was primarily due to higher employee labor and benefit-related expense and higher store-related expense reflecting an increased store count, as well as a pre-tax charge of $0.4 million related to a legal settlement and expenses of $0.5 million related to the Company’s publicly-disclosed proxy contest, partially offset by a decrease in advertising expense.

Net income for the first quarter of fiscal 2015 was $2.3 million, or $0.11 per diluted share, including $0.03 per diluted share for charges for a legal settlement and expenses associated with the Company’s proxy contest, compared to net income for the first quarter of fiscal 2014 of $2.1 million, or $0.09 per diluted share.

“We are pleased to deliver solid sales and earnings growth for the first quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “As previously reported, we had a strong start to the quarter with outstanding winter weather conditions in our western U.S. markets and comped very positively in January. Sales turned negative in February due to the unseasonably warm weather and positive again in March as we moved into the spring season. We experienced a low single-digit improvement in both customer traffic and average sale for the quarter, and our same store sales improved for each of our major product categories of apparel, footwear and hardgoods. Our ongoing initiatives to offer more branded products at stepped up price points benefitted our apparel and footwear categories, and strength across a number of product areas benefitted our hardgoods category. We are particularly pleased with the performance of our hardgoods category given that we continued to be negatively impacted by comparisons in our firearm-related product categories, although to a lesser degree than we experienced over the course of 2014.”

Mr. Miller continued, “We are off to a solid start for the second quarter, as we continue to experience strength across a broad array of product categories. We believe that we are well positioned from a merchandise, marketing and operations standpoint as we transition into the summer selling season.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share, which will be paid on June 15, 2015 to stockholders of record as of June 1, 2015.

Share Repurchases

In the first quarter of fiscal 2015, the Company repurchased 76,073 shares of its common stock for a total expenditure of $0.9 million. As of March 29, 2015, the Company had $6.2 million available for future share repurchases under its $20.0 million share repurchase program.

Guidance

For the fiscal 2015 second quarter, the Company expects same store sales to increase in the low to mid-single-digit range and earnings per diluted share to be in the range of $0.12 to $0.17, excluding costs incurred related to a publicly-disclosed proxy contest.

Store Openings

During the first quarter of fiscal 2015, the Company opened one new store and closed three stores, one of which was part of a relocation, ending the quarter with 437 stores in operation. During the fiscal 2015 second quarter, the Company anticipates opening three new stores. For the fiscal 2015 full year, the Company currently anticipates opening approximately 10 net new stores.

Conference Call Information

The Company will host a conference call and audio webcast today, April 28, 2015 at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the first quarter of fiscal 2015. To access the conference call, participants in North America should dial (888) 287-5563 and international participants should dial (719) 457-2628. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 5, 2015 by calling (877) 870-5176 to access the playback; passcode is 9577128.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 437 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended March 29, 2015. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 29, 2015	December 28, 2014
ASSETS
Current assets:
Cash	$6,299	$11,503
Accounts receivable, net of allowances of $36 and $110, respectively	10,787	15,680
Merchandise inventories, net	305,083	310,088
Prepaid expenses	8,341	9,358
Deferred income taxes	10,439	11,025

Total current assets	340,949	357,654

Property and equipment, net	78,063	78,440
Deferred income taxes	13,266	12,792
Other assets, net of accumulated amortization of $1,111 and $1,067, respectively	2,312	2,257
Goodwill	4,433	4,433

Total assets	$439,023	$455,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$96,616	$92,369
Accrued expenses	61,921	70,399
Current portion of capital lease obligations	1,113	1,197

Total current liabilities	159,650	163,965

Deferred rent, less current portion	20,379	20,736
Capital lease obligations, less current portion	1,039	1,155
Long-term debt	55,412	66,312
Other long-term liabilities	8,463	8,404

Total liabilities	244,943	260,572

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,541,844 and 24,445,345 shares, respectively; outstanding 22,200,884 and 22,180,458 shares, respectively	245	245
Additional paid-in capital	110,621	110,707
Retained earnings	112,625	112,521
Less: Treasury stock, at cost; 2,340,960 and 2,264,887 shares, respectively	(29,411)	(28,469)

Total stockholders’ equity	194,080	195,004

Total liabilities and stockholders’ equity	$439,023	$455,576

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	March 29, 2015	March 30, 2014
Net sales	$243,555	$231,263

Cost of sales	166,871	158,585

Gross profit	76,684	72,678

Selling and administrative expense (1)	72,462	68,904

Operating income	4,222	3,774

Interest expense	403	434

Income before income taxes	3,819	3,340

Income taxes	1,505	1,280

Net income (1)	$2,314	$2,060

Earnings per share:
Basic	$0.11	$0.09

Diluted (1)	$0.11	$0.09

Dividends per share	$0.10	$0.10

Weighted-average shares of common stock outstanding:
Basic	21,809	21,980

Diluted	21,999	22,231

(1)	In the first quarter of fiscal 2015, the Company recorded pre-tax charges of $0.4 million and $0.5 million related to a legal settlement and a publicly-disclosed proxy contest, respectively, for a total pre-tax charge of $0.9 million. This combined charge reduced net income by $0.6 million, or $0.03 per diluted share.